EXHIBIT 99.1

Vical Reports Third Quarter 2017 Financial and Operational Results

SAN DIEGO, Oct. 23, 2017 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three months ended September 30, 2017. Net loss for the third quarter of 2017 was $3.1 million, or $0.27 per share, compared with a net loss of $2.5 million, or $0.24 per share, for the third quarter of 2016. Revenues for the third quarter of 2017 were $3.2 million, compared with revenues of $2.6 million for the third quarter of 2016, reflecting revenues from Astellas Pharma Inc. for services performed under ASP0113 collaborative agreements.

Vical had cash and investments of $35.2 million at September 30, 2017. The Company’s cash burn for the first nine months of 2017 was $6.9 million, which was consistent with the Company’s full year guidance of between $8 million and $11 million.

Program updates include:

ASP0113 CMV Therapeutic Vaccine

  The multinational Phase 3 registration trial in HCT recipients completed enrollment in September 2016 with a total of 515 patients. As recently announced, the last patient completed their final assessment in the one year follow-up period in September 2017. The primary endpoint of the trial is a composite of overall mortality and CMV end organ disease which will be assessed one year after transplantation. Astellas expects top-line data to be available in the first quarter of 2018. Vical and Astellas continue to make progress towards a potential Biologics License Application filing with the U.S. Food and Drug Administration (FDA).  Assuming a successful trial outcome, Astellas would seek to commercialize ASP0113 in North America, Europe, and Asia.

VCL-HB01 HSV-2 Therapeutic Vaccine

  Vical is developing the HSV-2 therapeutic vaccine, VCL-HB01, to treat patients with symptomatic genital herpes infection. The vaccine is currently being evaluated in a Phase 2 study in healthy adult subjects, 18 to 50 years of age who are randomized 2:1 to receive either vaccine or placebo. Recruitment of 261 subjects at 15 U.S. clinical sites was completed in April 2017 and 4-dose vaccination series was completed in July 2017. Following the 4th vaccination, each subject entered a 12-month surveillance period during which each new lesion recurrence is assessed in the clinic by the investigator. Once all subjects have completed a minimum of 9-months of surveillance, the primary endpoint of annualized recurrence rate will be calculated based on those recurrences that are both clinically- and virologically-confirmed. This endpoint provides important information on the number of recurrences over time in this chronic disease setting and is clinically meaningful for both patients and treating physicians. Vical remains on target to deliver top-line results during the second quarter of 2018.

VL-2397 Antifungal

  Vical is developing its novel antifungal, VL-2397, for the treatment of patients with invasive fungal infections. The FDA has advised that VL‑2397 would be eligible for a Limited Use Indication (LUI) approval for the treatment of invasive aspergillosis, assuming a successful outcome of a single Phase 2 trial carried out in accordance with a protocol and statistical analysis plan consistent with the Agency's advice. The final determination whether the drug is approvable will be made by FDA after review of all relevant data. The Company intends to initiate a Phase 2 trial of VL-2397 for the treatment of invasive aspergillosis in the fourth quarter of 2017. In addition, the FDA has granted Vical Qualified Infectious Disease Product, Orphan Drug and Fast Track designations to VL-2397 for the treatment of invasive aspergillosis.

Vical will conduct a conference call and webcast today, October 23, at noon Eastern Time, to discuss the Company’s financial results and program updates with invited participants. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (719)457-2619 (preferred), or (888)349-9582 (toll-free), and reference confirmation code 3889356. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719)457-0820 (preferred) or (888)203-1112 (toll-free) and enter replay passcode 3889356. The webcast will also be available live and archived through the events page at www.vical.com. For further information, contact Vical’s Investor Relations department by phone at (858)646-1127 or by e-mail at ir@vical.com.

About Vical

Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases, based on its patented DNA delivery technologies and other therapeutic approaches. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the plans, timing of initiation, enrollment and announcement of data for clinical trials, as well as timing for potential regulatory submissions and commercialization plans. Risks and uncertainties include whether Vical or others will continue development of ASP0113, VCL-HB01, VL-2397 or any other independent or collaborative programs; the risk that the FDA does not grant LUI approval of VL-2397 following the results of Vical’s planned Phase 2 clinical trial; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether enrollment in on-going trials will continue at current rates; whether Vical or its collaboration partners will be able to obtain regulatory approvals, allowances or guidance necessary to commercialize any product or to proceed with proposed clinical trials or implement anticipated clinical trial designs; whether on-going or planned clinical trials or regulatory submissions will be initiated or completed on the timelines Vical currently expects; whether any product candidates will be shown to be safe and efficacious in clinical trials; whether Vical is able to continue its collaborative arrangements or enter into new ones; whether Vical will have access to sufficient capital to fund its planned development activities; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended		Nine Months Ended
Statements of Operations	September 30,		September 30,
(in thousands, except per share amounts)	2017	2016	2017	2016
Revenues:
Contract revenue	$3,188	$2,310	$9,458	$10,028
License and royalty revenue	52	332	408	1,340
Total revenues	3,240	2,642	9,866	11,368
Operating expenses:
Research and development	3,004	2,599	9,943	7,380
Manufacturing and production	1,778	993	4,689	5,060
General and administrative	1,639	1,621	4,739	5,330
Total operating expenses	6,421	5,213	19,371	17,770
Loss from operations	(3,181)	(2,571)	(9,505)	(6,402)
Net investment and other income	93	48	273	201
Net loss	$(3,088)	$(2,523)	$(9,232)	$(6,201)
Basic and diluted net loss per share	$(0.27)	$(0.24)	$(0.82)	$(0.64)
Weighted average shares used in computing
basic and diluted net loss per share	11,458	10,453	11,237	9,647

Balance Sheets			September 30,	December 31,
(in thousands)			2017	2016
Assets:
Cash, cash equivalents, and marketable
securities, including restricted			$33,031	$38,932
Other current assets			12,319	8,935
Total current assets			45,350	47,867
Long-term investments			2,189	2,046
Property and equipment, net			598	1,173
Other assets			1,477	1,198
Total assets			$49,614	$52,284

Liabilities and stockholders' equity:
Current liabilities			$11,881	$7,145
Stockholders' equity			37,733	45,139
Total liabilities and stockholders' equity			$49,614	$52,284

Contacts:

Andrew Hopkins
(858) 646-1127

Anthony Ramos
Vice President and Chief Financial Officer

Website:  www.vical.com